Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

                                                                                                                                   CDNX – DRK

                                                                                                                           OTC BB - DRKOF

October 2, 2003                                                                                Form 20-F File No.: 0-30072

DEREK ANNOUNCES PRIVATE PLACEMENTS

(Vancouver, B.C., October 2, 2003) – Derek Oil & Gas Corporation (the “Company”) reports that the Company has agreed to several private placements for aggregate proceeds of up to CDN$500,000.  The placements consist of a maximum of 1,666,667 units at a price of $0.30 per unit.  Each unit consists of one common share and a one full common share purchase warrant.  One full warrant can be exercised for one additional share at a price of $.40 per share for up to one year after the date of closing.  Finders fees may be payable on certain portions the placements.  The shares underlying these units will be subject to a four-month hold period.  These private placements and any applicable fees are subject to regulatory approval.

The funds received from these private placements will be used by the Company to pay down existing debt and as general working capital.

DEREK OIL & GAS CORPORATION

   _”Barry C.J. Ehrl”_______

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.